Exhibit 10.4

TRADEMARK
LICENSE AGREEMENT

`

between

AGILENT TECHNOLOGIES, INC.

and

KEYSIGHT TECHNOLOGIES, INC.

Effective as of August 1, 2014

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “License”) is effective as of August 1, 2014, (the “Effective Date”) between Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Keysight Technologies, Inc., a Delaware corporation (“Keysight”).

WHEREAS, pursuant to the Separation and Distribution Agreement entered into by and between Keysight and Agilent (the “Separation Agreement”), the parties have agreed to separate the Keysight Business (as defined below) from Agilent;

WHEREAS, it is the intent of the parties, in accordance with the Separation Agreement and the other agreements and instruments provided for therein, that Agilent convey, and cause its Affiliates to convey, to Keysight and its Affiliates substantially all of the Keysight Business and assets of the Keysight Business and that Keysight and its Affiliates assume certain of the liabilities related to the Keysight Business;

WHEREAS, Agilent and Keysight have also entered into an Intellectual Property Matters Agreement, of even date herewith (the “IPMA”), which provides among other things, for the assignment and transfer of certain intellectual property rights; and

WHEREAS, the parties agree that Agilent will license the Licensed Marks (as defined below) to Keysight.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I
DEFINITIONS

For the purpose of this License, unless specifically defined otherwise in this License, all defined terms will have the meanings set forth in the Separation Agreement and/or the IPMA, as applicable:

1.1          “Affiliate” means Affiliate as defined in the Separation Agreement.

1.2          “Agilent Blue” means the shade of blue color used in the Spark Licensed Mark and elsewhere which is both an unregistered common-law mark as well as Agilent trade dress element.

1.3          “Agilent Enterprise Quality Director” means the contact specified in Exhibit E.

1.4          “Agilent Lime Green” means the shade of lime green color used in the Eco-Label Symbol and elsewhere, which is both an unregistered common-law mark as well as Agilent trade dress element.

1.5          “Authorized Dealer” means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Effective Date is authorized by Keysight or any of its Affiliates to market, advertise, sell, lease, rent, service, distribute or otherwise offer a Licensed Product.

1.6          “Collateral Materials” means all packaging, tags, labels, instructions, warranties and other materials of any similar type associated with the Licensed Products that are marked with at least one of the Licensed Marks and distributed to the customer in connection with the Sale and Service of the Licensed Product as well as end user license agreements and other agreements or licenses relating to a Licensed Product.

1.7          “Contract Manufacturer” means any Third Party who manufactures Licensed Products for Keysight or its Affiliates under written agreements and sells such Licensed Products only to Keysight or its Affiliates.

1.8          “Corporate Identity Materials” means materials that are not Keysight Products or Keysight Product-related and that Keysight may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

1.9          “Dispute” means the term defined in Section 13.3.

1.10        “Distribution Date” means Distribution Date as defined in the Separation Agreement.

1.11        “Eco-Label Symbol” means the Agilent created symbol shown in the figure, below, which serves as a visual cue used in association with an eco-friendly message.  Although it is not currently a registered trademark in any jurisdiction, Agilent owns the copyright in this symbol, as well as such common law trademark rights and trade dress rights as may have accrued through Agilent’s usage in commerce.

1.12        “Guideline Initial Cure Period” means the term defined in    Section 6.1.

1.13        “Internal Parts” means the subset of Licensed Products that are parts and components inside a Keysight instrument and which are not visible to the end user during normal operation of that instrument.   For the avoidance of doubt “normal operation” for purposes of this definition does not include inspection, calibration, maintenance, and service, or any other activity which would involve the removal or opening of a fastener or panel to gain access to the interior of the Keysight instrument.

1.14        “Initial Cure Period” means the term defined in Section 8.1.

1.15        “Keysight Business” means Keysight Business as defined in the Separation Agreement.

1.16        “Keysight Director of Quality” means the contact specified in Exhibit E.

1.17        “Keysight Overlap Field” means Keysight Overlap Field as defined in the IPMA.

1.18        “Keysight Primary Field” means Keysight Primary Field as defined in the IPMA.

1.19        “Keysight Quality Reports” means the term defined in Section 7.3(a).

1.20        “Keysight Product” means Keysight Product as defined in the IPMA.

1.21        “Law” means Law as defined in the Separation Agreement.

1.22        “Legacy Products” means products which are not on Agilent’s published corporate price list as of one day prior to the Effective Date, but which once were on Agilent’s, or its predecessors-in-interest corporate price list and which relate to the Keysight Primary Field or Keysight Overlap Field.

1.23        “Licensed Marks” means the Agilent Marks listed on Exhibit A of this License.

1.24        “Licensed Products” means any of the following:  (1) Keysight Products on Agilent’s published corporate price list as of one day prior to the Effective Date; (2) Keysight Products available for purchase from Agilent or an Affiliate as special orders as of July 31, 2014; (3) parts, components or software for Keysight Products or Legacy Products which are sold by Agilent as of one day prior to the Effective Date; (4) any new versions of items (1), (2) or (3), above, that have merely minor incremental differences, (5) software containing a Mark Displaying Software Code Block; and (6) services including maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), parts replacement, components (including software) support, and similar services associated with Licensed Products or Legacy Products, pursuant to Maintenance Contracts or otherwise.

1.25        “Maintenance Contracts” means agreements pursuant to which Keysight, its Affiliates or their Authorized Dealers or their designees provide repair and maintenance services (whether preventive, diagnostic, remedial, warranty or non-warranty) in connection with Licensed Products or Legacy Products, including without limitation, agreements entered into by Agilent or its predecessors-in-interest prior to August 1, 2014 and assigned to Keysight.

1.26        “Mark” means any trademark, service mark, trade name, domain name, URL or other electronic identifier, and the like or other word, name, symbol or device or any combination thereof, used or intended to be used by a Person to identify and distinguish the products or services of that Person from the products or services of others and to indicate the source of such products or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

1.27        “Mark Displaying Software Code Block” means software code segments written before the Distribution Date and included in software that is either a Keysight Product, or designed to run on, a Keysight Product or Legacy Product, and which result in a Licensed Mark being displayed to a user.  Examples of screens where such displays often appear include: installation instructions, splash screens, license information, and help information.

1.28        “Marketing Materials” means advertising, promotions, display fixtures or similar type literature or things, in any medium, for the marketing, promotion or advertising of the Sale or Service of the Licensed Products or parts therefor that are marked with at least one of the Licensed Marks.

1.29        “Non-Customer-Facing Parts” means tangible parts which contain or bear Licensed Marks that are not visible to end customers in the ordinary course of use.  For the avoidance of doubt, “ordinary course of use” for purposes of this definition includes normal inspection, use, calibration, maintenance, and service.  Examples of Non-Customer-Facing Parts include a semiconductor die which bears a Licensed Mark but which is sold in an encapsulated form (where the encapsulation does not bear a Licensed Mark) and software whose source code includes a Licensed Mark, but whose user accessible interfaces do not bear Licensed Marks.  It also includes tangible parts where the Licensed Mark has been obscured and is thus not visible, perhaps because a label has been affixed over the Licensed Mark.

1.30        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

1.31        “Quality Standards” means written standards of quality applicable to the Licensed Products, as in use immediately prior to the Effective Date, unless otherwise modified in writing by Keysight from time to time during the Term of this License and communicated to Agilent for review/approval.

1.32        “Second Cure Period” means the term defined in Section 8.2.

1.33        “Second Guideline Cure Period” means the term defined in Section 6.2.

1.34        “Sell” means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.35        “Service” means to repair, refurbish, fix, perform any maintenance or otherwise review a Sold Licensed Product, so that such product continues to operate in normal, working conditions, or to diagnose any existing operational issues with such Licensed Product.

1.36        “Subsidiary” means Subsidiary as defined in the Separation Agreement.

1.37        “Term” means the term defined in Section 3.2 of this License.

1.38        “Third Party” means a Person other than Agilent and its Affiliates or Keysight and its Affiliates.

1.39        “Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Mark that are in use immediately prior to the Effective Date and located at:  http://www.agilent.com/secure/agilentbrand/.

User Name:  brandid
Password:  spark.

For literature, packaging, exhibit standards, emarketing, learning products, web and Third Party Marks use standards located at:  http://www.agilent.com/secure/trademark.

User Name:  trademark
Password:  ez4u.

For product labeling, use the product labeling standards attached hereto as Exhibit B.

Agilent shall notify Keysight in writing of any change to the above URLs, user names, or passwords.   All such standards and guidelines may be revised and updated by Agilent from time to time during the Term in writing at the sites listed above or by written communication to Keysight, at Agilent’s sole discretion with regard to the product labeling standards.  With regard to product labeling embedded into the manufacturing process, any such labeling that was created by Agilent and used on Licensed Products as of the Effective Date will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Keysight or its Affiliates.

1.40        “Unencapsulated Integrated Circuits” means the Licensed Products listed in Exhibit C.

ARTICLE II
LICENSES

2.1          LICENSE GRANT.  Agilent grants to Keysight a personal, non-exclusive, worldwide and non-transferable (except as set forth in Section 11.3 hereof) license to the Licensed Marks, Agilent Blue, Agilent Lime Green, and the Eco-Label Symbol commencing on the day prior to the Effective Date and continuing for their respective stated license terms as set out in Article III below, to use for the respective license term the Licensed Marks on or in connection with:

(a)           Corporate Identity Materials;

(b)           Licensed Products,

(c)           Collateral Materials, and

(d)           Marketing Materials,

all in connection with the Sale, offer for Sale, support, and Service of such Licensed Products (or in the case of Licensed Products in the form of software, in connection with the licensing of such Licensed Products).

2.2     LICENSE RESTRICTIONS.

(a)     Keysight may not make any use whatsoever, in whole or in part, of the Licensed Marks or Agilent Blue, as any part of or otherwise in direct connection with Keysight’s corporate name, trade name, “doing business as” name, fictitious name or Internet domain name, or on any Corporate Identity Materials, without the prior written consent of Agilent, except as expressly set forth in Section 3.3 (a)-(c) below.  Nothing herein shall prevent or restrict Keysight from making informational use of the Licensed Marks as stated in Section 2.8 herein.

(b)     Except for those combined marks expressly listed in this 2.2(b), Keysight may not use any Licensed Mark in direct association with another Mark such that the two Marks appear to be a single Mark or in any other composite manner with any Marks of Keysight or any Third Party.  Keysight shall cease use of the listed combined marks within five (5) years of the Distribution Date.

(i)            Agilent Advantage

(ii)           Agilent Assured

(iii)          Agilent Assureme

(iv)          Agilent Certiprime (and Design)

(v)           Agilent CXA

(vi)          Agilent Direct

(vii)         Agilent Easyexpert

(viii)        Agilent Fault Detective

(ix)          Agilent Instapin

(x)           Agilent N2X

(xi)          Agilent Open

(xii)         Agilent Open (and Design)

(xiii)        Agilent Vee

(xiv)        MyAgilent

(c)           In all respects, Keysight’s usage of the Licensed Marks during the Term pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige of Agilent as represented by its use of the Licensed Marks, and any usage by Keysight that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder.

2.3                               LICENSEE UNDERTAKINGS.  As a condition to the licenses granted hereunder, Keysight undertakes to Agilent that:

(a)                                 Keysight shall not use the Licensed Marks (or any other Mark of Agilent) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Agilent or the Licensed Marks, or which might jeopardize or limit Agilent’s proprietary interest therein.

(b)                                 Keysight shall not use the Licensed Marks or any other Agilent Mark in connection with any products other than the Licensed Products, including without limitation any other products sold and/or manufactured by Keysight.

(c)                                  Keysight shall not:  (i) misrepresent to any Person the scope of its authority under this License, (ii) incur or authorize any expenses or liabilities chargeable to Agilent or (iii) take any actions that would impose upon Agilent any obligation or liability to a Third Party other than obligations under this License or other obligations which Agilent expressly approves in writing for Keysight to incur on its behalf.

(d)                                 All press releases and corporate advertising and promotions that embody the Licensed Marks and messages conveyed thereby shall be consistent with the high standards and prestige represented by the Licensed Marks.

2.4                               RESERVATION OF RIGHTS.  Except as otherwise expressly provided in this License, Agilent shall retain all rights in and to the Licensed Marks and all other Agilent Marks, including without limitation:

(a)                                 all rights of ownership in and to the Licensed Marks;

(b)                                 the right to use (including the right of Agilent’s Affiliates to use) the Licensed Marks, either alone or in combination with other Marks, in connection with the marketing, offer or provision of any products or services, except for the Licensed Products; and

(c)                                  the right to license Third Parties to use the Licensed Marks, except on the Licensed Products.

2.5                               SEARCH ENGINE AUTHORITY.  Agilent hereby authorizes Keysight to utilize the Licensed Marks as keywords in pay-for-placement online advertising, such as through search engines for a period ending on November 1, 2019, provided that such use is limited to Keysight Products, e.g., “Agilent Oscilloscope,” and does not overlap with any Agilent retained products, e.g., “Agilent Lab Software” or “Agilent Analyzer.”

2.6                               THIRD-PARTY LICENSES.  Nothing in this License shall be construed to prevent Agilent from granting any licenses for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever, except in relation to the Licensed Products following the Distribution Date.

2.7                               NOTIFICATION.  Except as would be a violation of Law, Keysight agrees to notify all customers receiving parts and materials bearing the Licensed Marks that Keysight is the source of and is the proper contact for such products, parts and materials.

2.8                               REFERENCES TO AGILENT.  It is understood and agreed that it shall not be a violation of this License for Keysight, its Affiliates or its Authorized Dealers, at any time during or after the Term, to make accurate references to the fact that Keysight has succeeded to the business of Agilent with respect to the Licensed Products, or to advertise or promote its or their provision of maintenance services or supply of spare parts for Licensed Products or Legacy Products previously sold under any of the Licensed Marks, provided that Keysight, its Affiliates and its Authorized Dealers do not in connection therewith claim to be authorized by Agilent in any manner with respect to such activities and do not brand any products, Marketing Materials, Collateral Materials or parts Sold after the Term with any of the Licensed Marks in a manner that is inconsistent with this Article II.  Notwithstanding the foregoing, it shall not be a violation of this License, either during or after the Term of this License, for Keysight to refer to Agilent in a nominative or non-trademark use, such as a statement that Keysight’s parts and components are compatible with Licensed Products previously sold by Agilent, as long as such use is not misleading or would otherwise cause consumer confusion.  For the avoidance of doubt, Keysight may make accurate references to the fact that Keysight has succeeded to the business of Agilent with respect to the Licensed Products within its Corporate Identity Materials.  In addition, it shall not be a violation of this License, either during or after the Term of this License for Keysight products, in response to a software identification command, including but not limited to a SCPI command, to identify themselves in a way that may include “Agilent” or “Agilent Technologies.”  Further, it shall not be a violation of this License, either during or after the Term of this License, for Keysight products to utilize the USB Vendor ID associated with Agilent.

2.9                               EXISTING INVENTORY OF PARTS AND COMPONENTS.  It is understood and agreed that it shall not be a violation of this License, either during or after the Term of this License, for Keysight to sell as spare parts or components, or to utilize in maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty) or refurbishment of any Licensed Products or Legacy Products any Licensed Products that were any of the following, and such sale or use is not misleading or would otherwise cause consumer confusion:

(a)                                 Made under license;

(b)                                 In Keysight inventory as of the Distribution Date;

(c)                                  Part of lifetime buy initiated prior to the Distribution Date; or

(d)                                 Software substantially unmodified after the Distribution Date.

2.10                        NON-CUSTOMER-FACING PARTS. It is understood and agreed that it shall not be a violation of this License, either during or after the Term of this License, for Keysight to sell or distribute Non-Customer-Facing Parts provided such is not misleading or would otherwise cause consumer confusion.

2.11                        UNMODIFIED COPYRIGHTED WORKS.  It is understood and agreed that it shall not be a violation of this License, either during or after the Term of this License, for Keysight to exercise their rights in copyrighted works (including but not limited to software, documents, presentation materials, learning products, application notes, and videos), including the right to distribute and publically display such works, where the copyright has been assigned by Agilent to Keysight as of the Distribution Date even if such works bear a Licensed Mark, as long as such remain substantially unmodified from the Distribution Date, and such exercise of copyright rights is not misleading or would otherwise cause consumer confusion.

2.12                        REPAIR AND REFURBISHMENT.  It is understood and agreed that it shall not be a violation of this License, either during or after the Term of this License, for Keysight to repair or refurbish any Licensed Product or Legacy Product bearing a Licensed Mark, or to sell or distribute any such refurbished or repaired Licensed Product or Legacy Product, as long as such activity is not misleading or would otherwise cause consumer confusion.

2.13                        INDEMNIFICATION.  Keysight and its Affiliates shall indemnify Agilent and its Affiliates and hold them harmless from all Third Party claims arising out of or relating to their use or sale of any products, parts or materials using or containing any of the Licensed Marks from and after the Distribution Date and any sales activities relating thereto.

ARTICLE III
TERM OF LICENSE

3.1                               The term of each of the licenses granted pursuant to Section 2.1 above shall begin on the Effective Date and, unless terminated sooner pursuant to the provisions of Articles VIII or XI hereof, shall last for the periods set forth in Section 3.3 below.

3.2                               “Term” means the period of time Keysight is permitted to use the Licensed Marks.

3.3                               Except as provided for in Sections 2.9 through 2.13, above, Keysight agrees to discontinue all use of the Licensed Marks no later than the expiration of the Terms shown below:

(a)                                 Corporate Identity Materials:  six (6) months from the Distribution Date;

(b)                                 Licensed Products and associated Collateral Materials and Marketing Materials: except as provided in Sections 3.3 (c), (d) or (e) below, five (5) years from the Distribution Date;

(c)                                  Internal Parts:  twenty (20) years from the Distribution Date;

(d)                                 Licensed Products listed in Exhibit D:  twenty (20) years from the Distribution Date; and

(e)                                  Unencapsulated Integrated Circuits:  Until removed from the Keysight corporate price list.

3.4                               Keysight agrees to timely notify Agilent when all of the Unencapsulated Integrated Circuits have been removed from the Keysight corporate price list.

ARTICLE IV
PERMITTED SUBLICENSES

4.1                               SUBLICENSES.

(a)                                 SUBLICENSES TO AFFILIATES AND CONTRACT MANUFACTURERS.  Subject to the terms and conditions of this License, including all applicable Quality Standards, Quality Control Monitoring, and Trademark Usage Guidelines and other restrictions in this License, Keysight may grant sublicenses to its Affiliates and to Contract Manufacturers entering into Contract Manufacturer agreements with Keysight (collectively “sublicensees”) to use the Licensed Marks in accordance with the license grant in Section 2.1 above; provided that:  (i) Keysight enters into a written sublicense agreement with each such sublicensee and (ii) such agreement does not include the right to grant further sublicenses other than sublicenses between Affiliates of Keysight.  Keysight shall provide copies of such written sublicense agreements to Agilent upon request.  If Keysight grants any sublicense rights pursuant to this Section 4.1(a) and any such sublicensee ceases to be an Affiliate or Contract Manufacturer, then the sublicense granted to such Affiliate or Contract Manufacturer pursuant to this Section 4.1(a) shall terminate immediately upon cessation.

(b)                                 SUBLICENSES TO TRANSFEREES.  If Keysight transfers a going business (but not all or substantially all of its business or assets), and such transfer includes at least one marketable product and tangible assets having a net value of at least twenty-five million U.S. dollars ($25,000,000) then, subject to the terms and conditions of this License, including all applicable Quality Standards, Quality Control Monitoring, and Trademark Usage Guidelines and other restrictions in this License, Keysight may grant sublicenses to the transferee of such business to use the Licensed Marks on the Keysight Products that are in the transferred business as of the effective date of the transfer in accordance with the license grant set forth in Section 2.1 above; provided, that:  (i) Keysight enters into a written sublicense agreement with the sublicensee, (ii) such agreement does not include the right to grant further sublicenses and (iii) in any event, such sublicense shall terminate ninety (90) days after the effective date of the transfer.  Keysight shall provide copies of such written sublicense agreements to Agilent upon request.  Keysight shall remain responsible and liable to Agilent for all acts or omissions of such permitted sublicensees with respect to the Licensed Marks or this License if such acts or omissions were made by Keysight.

4.2                               AUTHORIZED DEALERS’ USE OF MARKS.  Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Keysight (and those Affiliates sublicensed to use the Licensed Marks pursuant to Section 4.1) may allow Authorized Dealers to:  (a) Sell, otherwise distribute or Service Collateral Materials and Licensed Products bearing the Licensed Marks, (b) create and use Marketing Materials and (c) allow other Authorized Dealers to do any or all of these things, provided that such Authorized Dealers agree to full compliance with all relevant provisions of this License.  Keysight shall remain responsible and liable to Agilent for all acts or omissions of Authorized Dealers with respect to the Licensed Marks or this License if such acts or omissions were made by Keysight.

4.3                               ENFORCEMENT OF AGREEMENTS.  Keysight shall take all reasonably appropriate measures at Keysight’s expense to promptly and diligently enforce the terms of any sublicense agreement or other agreement with any sublicensee or Authorized Dealer and shall restrain any such sublicensee or Authorized Dealer from violating such terms, including without limitation:  (a) monitoring the sublicensees’ and Authorized Dealers’ compliance with the relevant Quality Standards and Trademark Usage Guidelines and causing any non-complying sublicensee or Authorized Dealer promptly to remedy any failure; (b) if need be, terminating such agreement; and/or (c) if need be, commencing legal action, in each case using a standard of care consistent with Agilent’s practices as of one day prior to the Effective Date, but in no case using a standard of care less than what is reasonable in the industry.  In the event that Agilent determines that Keysight has failed to promptly and diligently enforce the terms of any such agreement using such standard of care, Agilent reserves the right to enforce such terms, only after providing Keysight with written notice and time to cure such failure to enforce consistent with the procedures set forth in Articles VI and VIII.  If Keysight fails to cause sublicensees to cure any defects, and Agilent elects to enforce its rights in accordance with this paragraph, Keysight shall reimburse Agilent for its reasonable litigation costs, attorneys’ fees, and expenses incurred in enforcing the agreement, including out-of-pocket costs, attorneys’ fees, and expenses incurred from litigation.

ARTICLE V
TRADEMARK USAGE GUIDELINES

5.1                               TRADEMARK USAGE GUIDELINES.  Keysight, its Affiliates and Authorized Dealers shall use the Licensed Marks during the Term only in a manner that is consistent with the Trademark Usage Guidelines.  To the extent that Keysight’s use of the Licensed Marks is unchanged from how the Licensed Marks were used in a product Sold by Agilent’s Electronic Measurement Group prior to the Effective Date, such use in the counterpart Keysight product shall be deemed to be consistent with the Trademark Usage Guidelines.

5.2                               TRADEMARK REVIEWS.  At Agilent’s reasonable request, Keysight agrees to furnish or make available for inspection to Agilent one (1) sample of Corporate Identity Materials, Licensed Products, Collateral Materials and Marketing Materials of Keysight and its Affiliates that are marked with one or more of the Licensed Marks.  Keysight further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Keysight samples of Marketing Materials and Collateral Materials of its Authorized Dealers.  If Keysight is notified or reasonably determines that it or any of its Affiliates or Authorized Dealers is not complying with any Trademark Usage Guidelines, it shall notify Agilent and the provisions of Section 4.3 and Article VI hereof shall apply to such noncompliance.

ARTICLE VI
TRADEMARK USAGE GUIDELINES ENFORCEMENT

6.1                               INITIAL CURE PERIOD.  If Agilent becomes aware that Keysight or any of its Affiliates is not complying with any Trademark Usage Guidelines, Agilent shall notify

Keysight in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance.  Keysight shall then have forty-five (45) calendar days after receipt of such notice (“Guideline Initial Cure Period”) to correct such noncompliance or submit to Agilent a written plan to correct such noncompliance, which written plan shall be reasonably acceptable to Agilent, unless Agilent previously affirmatively concurs in writing, in its sole discretion, that Keysight or its Affiliate is in compliance.  If Agilent or Keysight becomes aware that an Authorized Dealer is not complying with any Trademark Usage Guidelines, Keysight (but not Agilent) shall promptly notify such Authorized Dealer in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance.  Such Authorized Dealer shall then have the Guideline Initial Cure Period to correct such noncompliance or submit to Keysight a written plan to correct such noncompliance, which written plan shall be reasonably acceptable to Keysight and Agilent.

6.2                               SECOND CURE PERIOD.  If the noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Keysight and Agilent shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance.  The parties shall have thirty (30) calendar days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and Keysight shall have thirty (30) calendar days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Guideline Cure Period”).

6.3                               ENFORCEMENT UPON FAILURE TO CURE.  If the noncompliance with the Trademark Usage Guidelines by Keysight or any Affiliate (as the case may be) remains uncured after the expiration of the Second Guideline Cure Period, then at Agilent’s election, Keysight or the non-complying Affiliate (as the case may be) promptly shall cease using the non-complying Corporate Identity Materials, Licensed Product, Collateral Materials and/or Marketing Materials until Agilent reasonably determines that Keysight or the non-complying Affiliate (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Trademark Usage Guidelines.  If the noncompliance with the Trademark Usage Guidelines by an Authorized Dealer remains uncured after the expiration of the Second Guideline Cure Period, then at Keysight’s election, such Authorized Dealer promptly shall cease using the non-complying Collateral Materials and/or Marketing Materials until Keysight determines that such Authorized Dealer has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines.  Nothing in this Article VI shall be deemed to limit Keysight’s obligations under Section 4.3 above or to preclude Agilent from exercising any rights or remedies under Section 4.3 above.

ARTICLE VII
QUALITY STANDARDS

7.1                               GENERAL.  Keysight acknowledges that the Licensed Products permitted by this License to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize, and at least consistent and in compliance with the applicable Agilent Quality Standards in effect as of the day prior to the Effective Date.  Prior to making any material change in any applicable Quality Standard, Keysight shall first advise Agilent of the anticipated change, and obtain Agilent’s consent before implementing it.

7.2                               QUALITY STANDARDS.  Keysight and its Affiliates shall use the Licensed Marks only on and in connection with Licensed Products that meet or exceed in all respects the applicable Quality Standards in effect on the Distribution Date, or as otherwise mutually agreed between the parties.

7.3                               QUALITY CONTROL MONITORING.

(a)                                 REPORTS:  Keysight will provide Agilent with the quality reports in the form and at the frequency used by Agilent’s Electronic Measurement Group as of July 31, 2014 (“Keysight Quality Reports”) unless otherwise agreed in writing between the parties.  Keysight Quality Reports should be sent electronically to Agilent Enterprise Quality Director or a delegate using the contact information provided in Exhibit E.  If a Keysight Quality Report is not submitted within fourteen (14) days of its respective due date, Keysight shall be considered in violation of this provision and subject to the provisions of Artilce VIII (including Section 8.4), below, except when the parties have otherwise agreed in writing.

(b)                                 ADDITIONAL INFORMATION.  Any Agilent concerns about the reports or their contents should be directed the Keysight Director of Quality or authorized delegate using the contact information provided in Exhibit E.  If Agilent determines that further information or other action is needed, appropriate requests will be made via email to the Keysight Director of Quality or authorized delegate, using the contact information provided in Exhibit E, who will acknowledge such request within fifteen (15) days of receipt.  The parties will then confer to exchange relevant information and determine needed actions and applicable deadlines.

(c)                                  SAMPLES.  In addition, at Agilent’s reasonable request, Keysight shall furnish or make available to Agilent for inspection one (1) sample of each requested Licensed Product marked with one or more of the Licensed Marks.

(d)                                 UPDATING CONTACT INFORMATION. Contact information may be updated consistent with Section 8.6 of the Separation Agreement, below, with a copy to Agilent Enterprise Quality Director and the Keysight Director of Quality.

ARTICLE VIII
QUALITY STANDARD ENFORCEMENT

8.1                               INITIAL CURE PERIOD.  If Agilent becomes aware that Keysight or any Affiliate is not complying with any Quality Standard or transmitting the reports identified in Section 7.3(b), above, Agilent shall notify Keysight in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance.  Following receipt of such notice, Keysight shall make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice.  Keysight shall then have thirty (30) calendar days after receipt of such notice (“Initial Cure Period”) to correct such noncompliance or submit to Agilent a written plan to correct such noncompliance, which written plan shall be reasonably acceptable to Agilent, unless Agilent previously affirmatively concurs in writing, in its sole discretion, that Keysight or its Affiliates is in compliance.

8.2                               SECOND CURE PERIOD.  If the noncompliance with the Quality Standards continues beyond the Initial Cure Period, Keysight and Agilent shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance.  The parties shall have fifteen (15) calendar days following the expiration of the Initial Cure Period to agree on corrective actions, and Keysight shall have fifteen (15) calendar days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Cure Period”).

8.3                               ENFORCEMENT UPON FAILURE TO CURE.  If the said noncompliance with the Quality Standards by Keysight or any Affiliate (as the case may be) remains uncured after the expiration of the Second Cure Period, then at Agilent’s election, Keysight or the non-complying Affiliate (as the case may be) promptly shall cease offering the non-complying Licensed Products under the Licensed Marks until Agilent reasonably determines that Keysight or the non-complying Affiliate (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Quality Standards.  Nothing in this Article VIII shall be deemed to limit Keysight’s obligations under Section 4.3 above or to preclude Agilent from exercising any rights or remedies under Section 4.3 above.

8.4                               REPEATED VIOLATIONS OF REPORT REQUIREMENT.   If Keysight violates Section 7.3(a), above, in any three (3) months during any consecutive twelve (12)—month period, Keysight’s license rights to use the Licensed Marks under this agreement shall be deemed automatically terminated with respect to all Licensed Products, regardless of whether or not Agilent has provided Keysight any notices of noncompliance.

8.5                               LICENSE RE-GRANT FOLLOWING LICENSE TERMINATION.  In the event of an automatic license termination under Section 8.4 above, Keysight may, at any time, request in writing that Agilent re-grant Keysight a license having identical terms to apply from the new grant date forward and potentially also apply retroactively as to certain products.  The written request shall include: (1) current Keysight Quality Reports;(2) all of the relevant Keysight Quality Reports covering the periods of unlicensed use; and (3) two thousand U.S. dollars ($2,000) per month for each month of unlicensed use of the Licensed Marks, to compensate Agilent for the costs and risks associated with Keysight’s unlicensed use of the Licensed Marks.  Effective upon receipt of such request from Keysight, the license shall be deemed granted effective from the receipt date forward.  If Keysight has also requested the license apply retroactively, Agilent shall evaluate the request in light of the written application.  Within thirty (30) days of receipt, Agilent shall review the back Keysight Quality Reports and respond to the request with any concerns raised in the current Keysight Quality Reports being addressed using the processes of Section 7.3 and Sections 8.1, 8.2 and 8.3, above.  If supported by the data submitted, Agilent shall grant the request for retroactive application of the license by making the re-granted license applicable to the relevant Licensed Products, as if the license had not been terminated.

ARTICLE IX
PROTECTION OF LICENSED MARKS

9.1                               GOODWILL OF LICENSED MARKS.  Any increase in the goodwill associated with Keysight’s use of the Licensed Marks shall inure exclusively to the benefit of Agilent and Keysight shall not acquire or assert any rights therein.  Keysight recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

9.2                               PROTECTION OF LICENSED MARKS.  During the term of this License, Keysight shall assist Agilent, at Agilent’s request and expense, in the procurement and maintenance of Agilent’s intellectual property rights in the Licensed Marks.  Keysight will not grant or attempt to grant a security interest in the Licensed Marks or record any such security interest in the United States Patent and Trademark Office or elsewhere against any Mark application or registration belonging to Agilent.  Keysight agrees to, and shall cause its Affiliates to, execute all documents reasonably requested by Agilent to affect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Agilent and Keysight and recordation of Keysight as a registered user.  Agilent makes no warranty or representation that Mark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within the world.  Keysight shall cause to appear on all Licensed Products, all Marketing Materials and all Collateral Materials, such legends, markings and notices as may be required by applicable law or as otherwise agreed by Agilent and Keysight.

9.3                               SIMILAR MARKS.  Keysight agrees not to use or register in any country any Mark that is or may be confusingly similar to or otherwise infringe Licensed Marks, or any element thereof.  Keysight agrees not to adopt any Marks incorporating the root “Agil” or any other Mark confusingly similar to the Licensed Marks.  Keysight shall not challenge Agilent’s ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world.  Keysight shall not use or register in any country or jurisdiction, or permit others to use or register on its behalf in any country or jurisdiction, any copyright, telephone number or any other intellectual property right, whether recognized currently or in the future, or any other designation which would affect the ownership or rights of Agilent in and to the Licensed Marks, or otherwise take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so.  Keysight shall cause its Affiliates and direct its Authorized Dealers to comply with the provisions of this Section 9.3.

9.4                               INFRINGEMENT PROCEEDINGS.

(a)                                 NOTICE TO AGILENT.  If Keysight learns, during the Term of this License, of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Keysight shall provide timely notice to Agilent or its authorized representative giving particulars thereof and indicating whether Keysight requests Agilent take action to enforce its rights in such matter.   Notwithstanding the foregoing, Keysight is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 4.3 hereof.

(b)                                 DECISION TO ENFORCE.  Except for those actions initiated by Keysight pursuant to Section 4.3 hereof to enforce any sublicense or other agreement with any Affiliate or Authorized Dealer, Agilent shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings.  The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option of Agilent; provided, however, that in cases where Keysight is bearing the costs of such action, Agilent agrees to consult with Keysight prior to making such decisions.  Keysight can revoke its request that Agilent take action at any time upon written notice.  If the revocation is received by Agilent before an action is initiated, the revocation will be effective upon receipt.  However, if the revocation is received by Agilent after an action is initiated, Keysight’s revocation will become effective only upon the action being successfully terminated or concluded.  If, during the pendency of an action for which Keysight is bearing the costs, a settlement opportunity is presented that Keysight elects to accept, Agilent may alone reject the settlement and continue the litigation on the condition that Agilent bear the costs from that time forward.  Keysight shall not and shall have no right to initiate any litigation, opposition, cancellation or related legal proceedings with respect to the Licensed Marks in its own name (except for those actions initiated by Keysight pursuant to Section 4.3 hereof).  Other than disbursement of monetary recoveries in accordance with Section 9.4(d), below, Agilent shall incur no liability to Keysight or any other Person under any legal theory by reason of Agilent’s failure or refusal to prosecute, nor by reason of any settlement to which Agilent may agree.

(c)                                  KEYSIGHT ASSISTANCE.   Keysight shall provide necessary information and assistance to Agilent or its authorized representatives in the event that Agilent decides that proceedings should be commenced.  Keysight agrees to cooperate with Agilent to enforce its rights in the Licensed Marks, including to join or be joined as a party in any action taken by Agilent against a Third Party for infringement or threatened infringement of the Licensed Marks, to the extent such joinder is required under mandatory local law for the prosecution of such an action.

(d)                                 COST OF ENFORCEMENT.  Unless Keysight has indicated its desire that Agilent take action to enforce its rights in a matter, Agilent shall be responsible for all costs associated with Agilent’s enforcement, including the costs of Keysight assistance provided in accordance with Section 9.4(c), above, and all monetary recoveries shall belong exclusively to Agilent.  Where Keysight has requested Agilent take action, Keysight shall be responsible for all costs associated with Agilent’s enforcement.  If Keysight is responsible for costs, all monetary recoveries up to the full cost of enforcement shall be paid to Keysight with any amounts above and beyond the cost of enforcement split equally between Agilent and Keysight.  If Keysight revokes its request that Agilent take action in a particular matter, Keysight shall remain liable for any costs incurred through the date the revocation became effective, and all monetary recoveries shall belong exclusively to Agilent.

(e)                                  PENDING ACTIONS.  As to actions pending on as of the day prior to the Effective Date, Agilent shall continue to bear the costs, and Keysight shall provide assistance in accordance with Section 9.4(c) above, unless the parties otherwise agree in writing as to a specific action.

9.5                               TECHNICAL ASSISTANCE.  Except as otherwise set forth herein, in the Agreement or any other mutually executed agreement between the parties, no party shall be required to provide the other party with any technical assistance or to furnish any other party with, or obtain on their behalf, any documents, materials or other information (including copies of registrations of the Licensed Marks).

9.6                               NO CHALLENGE TO TITLE.  The party receiving the license hereunder acknowledges and agrees that the party (or its applicable Affiliate) granting the license is the sole and exclusive owner of the Licensed Mark so licensed.  Keysight agrees that it shall not (and shall cause its Affiliates not to), for any reason, whether during or after the termination of this License, do or authorize any Third Party to do, any of the following with respect to any Licensed Mark licensed to Keysight or its Affiliates hereunder:  (a) represent to any Third Party in any manner that it owns or has any ownership rights in the Licensed Marks; (b) apply for federal, state, or national registration of the Licensed Marks; or (c) impair, dispute or contest the validity of the Agilent (or any of its Affiliates) right, title and interest in and to the Licensed Marks.

ARTICLE X
CONFIDENTIALITY

The provisions set forth in Section 6.2 of the Separation Agreement are hereby expressly incorporated into this License and made a part thereof, and all information, whether written or oral, furnished by either party to the other party or any Affiliate of such other party pursuant to this License shall also be “Confidential Information,” as that term is defined in the Separation Agreement.

ARTICLE XI
TERMINATION

11.1                        VOLUNTARY TERMINATION.  By written notice to Agilent, Keysight may voluntarily terminate all or a specified portion of the licenses granted to it hereunder by Agilent.  Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks and Licensed Products.

11.2                        EFFECT OF TERMINATION; SURVIVAL.  Any voluntary termination of licenses and rights of Keysight under Section 11.1 hereof shall not affect Keysight’s licenses and rights with respect to any Licensed Products made or furnished by Keysight prior to such termination or Keysight’s licenses and rights with respect to any Licensed Marks not so terminated.  Notwithstanding anything in this License to the contrary, Section 2.4 (Reservation of Rights), Section 2.13 (Indemnification), Article X (Confidentiality), this Section 11.2 (Effect of Termination; Survival), Article XII (Limitation of Liability and Warranty Disclaimer) and Article XIII (Miscellaneous Provisions) shall survive any expiration or termination of this License in whole or in part.

11.3                  CHANGE OF CONTROL.

(a)                                 Notwithstanding any other provisions of this License, Change of Control, as defined in the IPMA applies to this License and all licenses granted to Keysight by this

License.   For example, if the licenses granted by Agilent to Keysight pursuant to the IPMA are deemed not assignable pursuant to Section 8.2 of the IPMA, then this License and all licenses granted under this License are not assignable.

(b)                                 Further, upon any Change of Control of Keysight, the term specified in each of Sections 2.2(b), 3.3(b), 3.3(c), 3.3(d) and 3.3(e) shall change to “three (3) years from the Distribution Date,” unless Agilent, in its sole and absolute discretion, agrees otherwise in writing.  For example, in the absence of Agilent’s written agreement to the contrary: (1) if the Change of Control event were to occur on the second anniversary of the Distribution Date, then all licenses granted under this Agreement would be deemed to terminate on the third anniversary of the Distribution Date (i.e. in one (“1”) year); and (2) if the Change of Control event were to occur after the third anniversary of the Distribution Date, then all licenses granted under this agreement would be deemed terminated immediately upon the occurrence of the Change of Control.

ARTICLE XII
LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER

12.1                        IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS LICENSE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE DAMAGES AVAILABLE TO AGILENT FOR (A) INFRINGEMENT OR MISAPPROPRIATION OF ANY LICENSED MARKS OR (B) BREACHES OF ARTICLE X.

12.2                        WARRANTIES DISCLAIMER.  EXCEPT AS OTHERWISE SET FORTH HEREIN, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

12.3                        Except as otherwise set forth herein, neither Agilent nor any of its Affiliates makes any warranty or representation as to the validity of any Licensed Mark or any warranty or representation that any use of any Licensed Mark with respect to any product or service will be free from infringement of any rights of any Third Party.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1                        ENTIRE AGREEMENT.  This License, together with the Separation Agreement and the IPMA constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.  To the extent that there is a conflict between this License and such other agreements, this License shall govern.

13.2                        INCORPORATION OF MISCELLANEOUS TERMS.  Article VIII of the Separation Agreement is hereby incorporated into this Agreement by this reference.

13.3                        DISPUTE RESOLUTION.  In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any party’s rights or obligations under this License (whether arising in contract, tort or otherwise) (including the interpretation or validity of this License), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation Agreement.

13.4                        SPECIFIC PERFORMANCE.  Subject to Section 13.3, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this License, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this License, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESSS WHEREOF, the parties have caused this Trademark License Agreement to be duly executed.

AGILENT TECHNOLOGIES, INC.

By:		/s/ Sheila Barr Robertson
Sheila Barr Robertson
Senior Vice President, Corporate Development and Strategy

Date:	August 1, 2014

KEYSIGHT TECHNOLOGIES, INC.

By:		/s/ Ronald S. Nersesian
Ronald S. Nersesian
President and Chief Executive Officer

	Date:	August 1, 2014

[Signature Page to the Trademark License Agreement]

Exhibit A

Licensed Marks

1.              “Agilent” — word mark

2.              “Agilent Technologies” — word mark

3.              “Spark (4-dot)” - graphic

4.              “Spark (3-dot)” - graphic

5.              “Agilent Signature” — composite word mark and graphic, and trade dress element

A-1

Exhibit B

Agilent Identity System:
Product Labeling Standards

Click above graphic to open PDF.

B-1

Exhibit C

Unencapsulated Integrated Circuits

Part Number	Description
1NB4-5057	IC-ASIC 1NB4-5057 256-TBGA, Agilent Trade Restricted
1NB7-8453	Rattler PRE AMP, Agilent Trade Restricted
1NB7-8477	Rattler Preamp 50 OHM, Agilent Trade Restricted
1NG9-8201	Sperlin - External
1NG9-8202	Berlin - External
2AT9-8201	IC ASIC preamplifier 40-QFN - external

C-1

Exhibit D

Licensed Products subject to Long—Term Exception

Part Number	Description
M9101A, M9102A, M9103A, M9120A, M9121A, M9122A, M9128A, M9130A, M9131A, M9132A, M9133A, M9135A, M9146A, M9147A, M9148A, M9149A, M9150A, M9151A, M9152A, M9153A, M9187A	Software/Firmware used in the “Pipeline” family of switch products.

M9330A, M9331A	Software/Firmware used in the Arbitrary Wafeform Generator

34921A, 34922A, 34923A, 34924A, 34925A, 34931A, 34932A, 34933A, 34934A, 34934C, 34937A, 34938A, 34939A, 34941A, 34942A, 34945A, 34945EXT, 34946A, 34947A, 34950A, 34951A, 34952A 34959A, 34980A, L4421A, L4433A, L4437A, L4445A, L4450A, L4451A, L4452A, L4490A, L4491A, L4532A, L4534A

Software/Firmware used in the “Abe” family of switch products

Agilent Measurement Manager Software as distributed with USB modular products

This is a software module that runs the background and interfaces with embedded code on every USB modular product made by Agilent prior to Keysight spin. Changing the name may break functionality with legacy products.

Parametric Measurement Manager (PMM) as used with U2722/23A USB Modular Source Measurement unit and its parametric test fixture accessory, U2941A	PMM is an optional, free software that allows users to program the U2722/23A and the U2941A

W400d	VEE software

D-1

Exhibit E

Quality Contacts

Keysight Contact:

Keysight Director of Quality

keysightquality.reporting@keysight.com and

bill_lycette@keysight.com

707.577.6571

1400 Fountaingrove Pkwy

Santa Rosa, CA 95403

Agilent Contact:

Agilent Enterprise Quality Director

agilentquality.reporting@agilent.com

408.345.8117

5301 Stevens Creek Blvd

Santa Clara, CA 95051

E-1